Exhibit 99.1

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS.

     CAMDEN, NJ, September 11, 2003—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the fourth quarter ended August 3, 2003 of $.18, compared to $.13 recorded in the year-ago quarter. Earnings per share in the year-ago quarter included amortization expense of approximately $.04, since eliminated under SFAS No. 142, which the company adopted at the start of fiscal 2003, and approximately $.01 for costs related to the Australian manufacturing reconfiguration.

     For the quarter, net sales increased 19 percent to $1,455 million. The following factors drove the increase:

•	Volume and mix increased 6 percent

•	Price added 2 percent

•	Reduced promotional spending added 3 percent

•	Currency added 5 percent

•	Acquisitions contributed 3 percent

•	The fourth quarter included 14 weeks compared to 13 weeks in the year-ago period, with the additional week accounting for approximately 7-8 percentage points of the sales increase.

     For the fourth quarter of fiscal 2003, wet soup shipments compared to a year ago were up 7 percent in the U.S. and 3 percent outside the U.S., resulting in a 6 percent increase worldwide. In the U.S., ready-to-serve shipments rose 29 percent, broth shipments increased 22 percent, and condensed soup shipments declined 5 percent.

     Total marketing investment for the quarter increased 17 percent. Currency and acquisitions accounted for 7 percentage points of the increase.

     Net earnings were $74 million versus $55 million a year earlier. Earnings for the year-ago quarter included amortization expense of $14 million, since eliminated under SFAS No. 142, and $4 million for costs related to the Australian manufacturing reconfiguration.

     For the fiscal 2003 year, the company reported diluted earnings per share, before the cumulative effect of the accounting change, of $1.52 compared to $1.28 for the prior year. Earnings per share for fiscal 2002 included amortization expense of approximately $.13 per share, since eliminated under SFAS No. 142, and approximately $.03 per share of costs related to the Australian manufacturing reconfiguration.

     For the year, net sales increased 9 percent to $6,678 million. The following factors drove the increase:

•	Volume and mix increased 3 percent

•	Price added 1 percent

•	Currency added 3 percent

•	Acquisitions contributed 2 percent

•	The fiscal year included 53 weeks compared to 52 weeks in the prior year, with the additional week accounting for approximately 1-2 percentage points of the sales increase.

     For fiscal year 2003, wet soup shipments compared to a year ago were up 2 percent in the U.S. and 2 percent outside the U.S., resulting in a 2 percent increase worldwide. In the U.S., ready-to-serve soup shipments rose 8 percent, broth shipments increased 13 percent, and condensed soup shipments declined 6 percent.

     Total marketing investment was up 7 percent with currency and acquisitions accounting for 5 percentage points of the increase.

     Net earnings, before the cumulative effect of the accounting change for fiscal 2003, were $626 million versus $525 million for the prior year. Net earnings in fiscal 2002 included amortization expense of $54 million, since eliminated upon the adoption of SFAS No. 142, and costs of $14 million related to the Australian manufacturing reconfiguration.

     In addition, the company reported cash flow from operations of $873 million compared with $1,017 million last year. The year-ago result benefited from a significant reduction in working capital to record low levels, which have been maintained in fiscal 2003. Capital expenditures for fiscal 2003 were $283 million, slightly higher than the $269 million of a year ago.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We have now delivered two years of top-line growth and we are positioned to build on this performance in fiscal 2004. Our results in fiscal 2003 demonstrate that our investments in quality, new products and packaging, and improved marketing are taking hold. In our North America Soup business, we have continued to deliver strong growth in our ready-to-serve soups and broths and we have laid the foundation for more growth with the introduction of our ‘M’m! M’m! Good! To Go’ convenience line. In our condensed soup business, we are taking steps to profitably improve trends through continued product and packaging improvements, the rollout of our innovative gravity fed shelving system, and by focusing on those segments with the most competitive advantages, including kids and cooking. We have just launched our new advertising campaign, ‘Make It Campbell’s Instead,’ which covers both ready-to-serve and condensed varieties.”

     Conant continued, “In our North America Sauces and Beverages segment, we are also seeing the positive impact of increased investments behind such brands as ‘Pace’ Mexican sauces, ‘Prego’ pasta sauces and ‘V8’ vegetable juices. In our Biscuits and Confectionery segment, Pepperidge Farm and Arnotts delivered strong performances. We have gained share in several of these businesses and we are continuing to fill the innovation pipeline with convenient, on-trend products. As we begin our new fiscal year, we are clearly a much more competitive company, far better positioned to win with our customers and our consumers. The table is set for stronger performance.”

     For fiscal year 2004, the company expects earnings per share to be approximately $1.58. This fiscal 2004 projection includes approximately $.03 for incremental pension and post-retirement medical expense and reflects the company’s continued commitment to maintaining a significant level of marketing investment. In addition, fiscal 2003 had the benefit from the 53rd week of approximately $.02. For the first quarter of fiscal year 2004, the company expects earnings to be between $.48 — $.50 per share.

     A summary of fiscal 2003 results by segment follows. For comparative purposes, prior year business results have been adjusted to exclude the amortization eliminated under SFAS No. 142.

North America Soup and Away From Home

     Sales for North America Soup and Away From Home were $2,606 million, a 3 percent increase compared with a year ago. Operating earnings of $632 million were flat compared to a year earlier. U.S. soup shipments were up 2 percent over the prior year. Further details include:

•	Ready-to-serve soup shipments increased 8 percent behind the launch of Campbell’s “Soup At Hand” sippable soups and strong shipment growth of “Campbell’s Chunky” and “Campbell’s Select” soups.

•	New Campbell’s “Soup At Hand” sippable soups finished the year with strong results, as sales exceeded expectations. As previously announced, Campbell is now shipping 7 new varieties of “Soup At Hand” as part of its “M’m! M’m! Good! To Go” convenience platform.

•	Both “Campbell’s Chunky” and “Campbell’s Select” soups in microwavable bowls are now shipping as part of the “M’m! M’m! Good! To Go” convenience platform. Initial customer and consumer acceptance behind this initiative have been strong.

•	Condensed soups declined 6 percent for the year. In the fourth quarter, the company began shipping condensed soups with new easy-open lids and improved chicken varieties.

•	“Swanson” broth shipments were up 13 percent as consumers continued to respond to advertising and promotion supporting broth as an everyday ingredient for cooking.

•	Away From Home soup sales were up with good growth in all soup formats. Stockpot had an especially strong year. These results were offset by volume reductions in low margin, non-soup products.

•	Canadian soup sales showed good growth, helped by the regional introduction of new “Campbell’s Gardennay” soups in aseptic packages.

North America Sauces and Beverages

     North America Sauces and Beverages sales were up 5 percent to $1,246 million and operating earnings increased 12 percent to $289 million. These results were achieved behind strong gains in “Pace” Mexican sauces, “V8” vegetable juices, “Campbell’s” tomato juice and the introduction of new “V8 Splash” Smoothies and “Pace Mexican Creations.” Additional highlights include:

•	“Prego” Hearty Meat Sauces were introduced during the fourth quarter. Retail acceptance and initial consumer purchases have been strong.

•	“Pace Mexican Creations” sauces are the largest single “Pace” brand initiative since Campbell’s acquisition of the company. “Pace,” the only brand of Mexican sauce advertising coast-to-coast, is the market share leader west of the Mississippi.

•	Consumer demand for “V8” vegetable juices continued to respond favorably to advertising support in fiscal 2003. The “V8 Splash” juice drink brand generated sales growth for the year behind the successful introduction of “V8 Splash” Smoothies.

Biscuits and Confectionery

     Sales for Biscuits and Confectionery increased 18 percent to $1,774 million compared to last year. The Snack Foods Limited acquisition in Australia accounted for 8 percentage points of the sales increase and currency contributed 4 percentage points.

     Operating earnings increased 14 percent to $212 million, with currency translation accounting for 4 percentage points of the growth. Operating earnings included $1 million of costs related to the Australian manufacturing reconfiguration compared to $20 million in fiscal year 2002. In fiscal year 2003, the company recorded transitional expenses of $10 million related to the closure of the Pepperidge Farm bakery in Norwalk, CT and the startup expenses of the new bakery in Bloomfield, CT. Additional details include:

•	Pepperidge Farm delivered strong sales performance in its cookies, crackers and bakery segments. New “Goldfish” Colors crackers, introduced in the first quarter of fiscal 2003, and Pepperidge Farm Mini Distinctive cookie varieties, introduced in the fourth quarter, have delivered strong sales.

•	At Arnotts, sales expanded on growth in core cookie lines and the addition of Snack Foods Limited. Following the close of the fiscal year, Arnotts signed an agreement to purchase three chocolate biscuit brands, subject to regulatory approval. These brands are expected to complement Arnotts existing biscuit business.

•	Godiva Chocolatier’s worldwide sales grew despite an uncertain global economic environment. In fiscal 2003, Godiva opened 25 new stores worldwide while closing 15 unprofitable stores. Same stores sales declined in North America, but rose in Japan and Europe.

International Soup and Sauces

     International Soup and Sauces sales increased 14 percent to $1,052 million. Favorable currency translations and the acquisition of Erin Foods accounted for the sales increase. Operating earnings increased 7 percent to $128 million, due primarily to favorable currency translation, partially offset by $8 million in costs related to the discontinuance of certain European co-packing contracts. Strong performance of instant dry soups across Europe was offset by weakness in the wet soup and sauces businesses in the UK, France and Germany. Further details include:

•	The UK shortfall reflects declines in “Homepride” sauces and “Campbell’s” branded soups.

•	In Germany, a significant portion of the private-label soup business is being discontinued. The dry soup brand, “Heisse Tasse,” performed strongly.

•	In France, volume declined in the fourth quarter, driven by unusually warm weather conditions and aggressive competitive pressures.

•	In Australia and Asia, both soups and sauces delivered solid top and bottom line growth.

Conference Call

     The company will host a conference call to discuss these results on September 11, 2003 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-730-9134 and non-U.S. participants at 1-773-756-4630. Participants should call at least five minutes prior to the starting time. The passcode is Campbell Soup Company. The conference leader is Len Griehs. The call will also be broadcast live over the Internet at http://www.campbellsoup.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight September 16, 2003 at 1-800-967-7626 or 1-402-998-0917.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning marketing investments, sales and earnings. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauces, beverage, biscuits, confectionery and prepared food products. The company owns a portfolio of more than 20 market-leading businesses each with more than $100 million in sales. They include “Campbell’s” soups worldwide, “Erasco” soups in Germany and “Liebig” soups in France, “Pepperidge Farm” cookies and crackers, “V8” vegetable juices, “V8 Splash” juice beverages, “Pace” Mexican sauces, “Prego” pasta sauces, “Franco-American” canned pastas and gravies, “Swanson” broths, “Homepride” sauces in the United Kingdom, “Arnott’s” biscuits in Australia and “Godiva” chocolates around the world. The company also owns dry soup and sauce businesses in Europe under the “Batchelors,” “Oxo,” “Lesieur,” “Royco,” “Liebig,” “Heisse Tasse,” “Blå Band” and “McDonnells” brands. The company is ably supported by 25,000 employees worldwide. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoup.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED

	August	July
	3, 2003	28, 2002

Net sales	$1,455	$1,223

Costs and expenses
Cost of products sold	858	686
Selling, general and administrative expenses	442	409

Total costs and expenses	1,300	1,095

Earnings before interest and taxes	155	128
Interest, net	45	44

Earnings before taxes	110	84
Taxes on earnings	36	29

Net earnings	$74	$55

Per share — basic
Net earnings	$.18	$.13

Dividends	$.1575	$.1575

Weighted average shares outstanding — basic	411	411

Per share — assuming dilution
Net earnings	$.18	$.13

Weighted average shares outstanding — assuming dilution	411	411

In the first quarter of fiscal 2003, the company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” In accordance with the standard, the company discontinued the amortization of goodwill and indefinite-lived intangible assets. Net earnings for the quarter ended July 28, 2002 would have been $69 or $.17 per diluted share had the provisions of the standard been adopted at the beginning of the prior year.

The period ended August 3, 2003 had 14 weeks. The period ended July 28, 2002 had 13 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED

	August	July
	3, 2003	28, 2002

Net sales	$6,678	$6,133

Costs and expenses
Cost of products sold	3,805	3,443
Selling, general and administrative expenses	1,768	1,705
Restructuring charge	—	1

Total costs and expenses	5,573	5,149

Earnings before interest and taxes	1,105	984
Interest, net	181	186

Earnings before taxes	924	798
Taxes on earnings	298	273

Earnings before cumulative effect of accounting change	626	525
Cumulative effect of accounting change	31	—

Net earnings	$595	$525

Per share — basic
Earnings before cumulative effect of accounting change	$1.52	$1.28
Cumulative effect of accounting change	(.08)	—

Net earnings	$1.45	$1.28

Dividends	$.63	$.63

Weighted average shares outstanding — basic	411	410

Per share — assuming dilution
Earnings before cumulative effect of accounting change	$1.52	$1.28
Cumulative effect of accounting change	(.08)	—

Net earnings	$1.45	$1.28

Weighted average shares outstanding — assuming dilution	411	411

In the first quarter of fiscal 2003, the company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” In accordance with the standard, the company discontinued the amortization of goodwill and indefinite-lived intangible assets. Net earnings for the twelve months ended July 28, 2002 would have been $579 or $1.41 per diluted share had the provisions of the standard been adopted at the beginning of the prior year.

In connection with the adoption of this new standard, the company also recognized a non-cash charge of $31 (net of a $17 tax benefit) as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

Fiscal 2003 had 53 weeks. Fiscal 2002 had 52 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED

	August	July	Percent
Sales	3, 2003	28, 2002	Change

Contributions:
North America Soup and Away From Home	$436	$390	12%
North America Sauces and Beverages	326	274	19%
Biscuits and Confectionery	444	343	29%
International Soup and Sauces	249	216	15%

Total sales	$1,455	$1,223	19%

Earnings
Contributions:
North America Soup and Away From Home	$71	$73	-3%
North America Sauces and Beverages	69	61	13%
Biscuits and Confectionery	45	28	61%
International Soup and Sauces	31	30	3%

Total operating earnings	216	192	13%
Unallocated corporate expenses	(61)	(46)

Earnings before interest and taxes	155	146	6%
Interest, net	(45)	(44)
Taxes on earnings	(36)	(33)

Net earnings	$74	$69	7%

Net earnings per share — assuming dilution	$.18	$.17	6%

Results for the period ended July 28, 2002 have been restated to reflect the pro forma impact of SFAS No. 142. Amortization expense of $18 ($14 after tax) has been eliminated from the prior period results. As reported net earnings for the prior period were $55 or $.13 per share.

Earnings contributions from Biscuits and Confectionery include the effect of costs associated with the Australian manufacturing reconfiguration plan. In the fourth quarter of fiscal 2002, costs were $6 pre-tax ($4 after tax).

The period ended August 3, 2003 had 14 weeks. The period ended July 28, 2002 had 13 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED

	August	July	Percent
Sales	3, 2003	28, 2002	Change

Contributions:
North America Soup and Away From Home	$2,606	$2,524	3%
North America Sauces and Beverages	1,246	1,182	5%
Biscuits and Confectionery	1,774	1,507	18%
International Soup and Sauces	1,052	920	14%

Total sales	$6,678	$6,133	9%

Earnings
Contributions:
North America Soup and Away From Home	$632	$634	0%
North America Sauces and Beverages	289	257	12%
Biscuits and Confectionery	212	186	14%
International Soup and Sauces	128	120	7%

Total operating earnings	1,261	1,197	5%
Unallocated corporate expenses	(156)	(143)

Earnings before interest and taxes	1,105	1,054	5%
Interest, net	(181)	(186)
Taxes on earnings	(298)	(289)

Earnings before cumulative effect of accounting change	626	579	8%
Cumulative effect of accounting change	(31)	—

Net earnings	$595	$579	3%

Net earnings per share before cumulative effect of accounting change — assuming dilution	$1.52	$1.41	8%

Results for the period ended July 28, 2002 have been restated to reflect the pro forma impact of SFAS No. 142. Amortization expense of $70 ($54 after tax) has been eliminated from the prior period results. As reported net earnings for the prior period were $525 or $1.28 per share.

Earnings contributions from Biscuits and Confectionery include the effect of costs associated with the Australian manufacturing reconfiguration plan. In the twelve month period ended August 3, 2003, costs were both $1 pre- and after tax. In the twelve month period ended July 28, 2002, costs were $20 pre-tax ($14 after tax).

Fiscal 2003 had 53 weeks. Fiscal 2002 had 52 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	August	July
	3, 2003	28, 2002

Current assets	$1,290	$1,199
Plant assets, net	1,843	1,684
Intangible assets, net	2,821	2,534
Other assets	251	304

Total assets	$6,205	$5,721

Current liabilities	$2,783	$2,678
Long-term debt	2,249	2,449
Nonpension postretirement benefits	304	319
Other liabilities	482	389
Shareowners’ equity (deficit)	387	(114)

Total liabilities and shareowners’ equity (deficit)	$6,205	$5,721

Total debt	$3,528	$3,645

Cash and cash equivalents	$32	$21

Certain reclassifications were made to prior year financial statements.